MALIZIA SPIDI & FISCH, PC ATTORNEYS AT LAW
901 NEW YORK AVENUE, N.W. SUITE 210 EAST WASHINGTON, D.C. 20001 (202) 434-4660 FACSIMILE: (202) 434-4661	1900 SOUTH ATHERTON STREET SUITE 101 STATE COLLEGE, PA 16801 (814) 272-3502 FACSIMILE: (814) 272-3514

March 2, 2009

Board of Directors

Parke Bancorp, Inc.

601 Delsea Drive

Sewell, New Jersey 08080

RE:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Parke Bancorp, Inc., a New Jersey corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) relating to the resale from time to time by selling securityholders, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of the following securities of the Company: (i) a warrant dated January 30, 2009 to purchase up to 299,779 shares of the Company’s common stock (the “Warrant”); and (ii) the 299,799 shares of common stock underlying the Warrant (the “Warrant Shares”). The Warrant was issued by the Company to the United States Department of the Treasury (“Treasury”) on January 30, 2009 pursuant to that certain Letter Agreement, dated as of January 30, 2009, between the Company and Treasury (including the schedules thereto and the “Securities Purchase Agreement Standards Terms” attached as Exhibit A thereto, the “Purchase Agreement”), in connection with Treasury’s Troubled Asset Relief Program Capital Purchase Program.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the certificate of incorporation of the Company as currently in effect; (ii) the bylaws of the Company as currently in effect; (iv) the Warrant; (v) certain resolutions of the Board of Directors of the Company relating to the Purchase Agreement and the issuance of the securities covered by the Registration Statement; and (vi) such other documents, corporate records and instruments as we have deemed necessary or appropriate in connection with providing this opinion letter. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Our opinion expressed herein as to the legal validity, binding effect and enforceability of the obligations of the Company under the Warrant is specifically qualified to the extent that the legal validity, binding effect or enforceability of such obligations may be subject to or limited by: (i) applicable bankruptcy, insolvency, reorganization, conservatorship, receivership, liquidation, voidable preference, moratorium and other statutory or decisional laws relating to or affecting creditors’ rights generally or the reorganization of financial institutions (including, without limitation, preference and fraudulent conveyance or transfer laws), heretofore or hereafter enacted or in effect; (ii) the exercise of judicial or

MALIZIA SPIDI & FISCH, PC

Board of Directors

Parke Bancorp, Inc.

March 2, 2009

administrative discretion in accordance with general equitable principles, whether enforcement is sought at law or in equity including, without limitation, the exercise of judicial or administrative discretion with respect to provisions relating to waivers, waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, releases of legal or equitable rights or discharges of defenses; (iii) the availability of injunctive relief or other equitable remedies; and (iv) the application by courts of competent jurisdiction of laws containing provisions determined to have a paramount public interest.

We express no opinion (i) as to the enforceability of any provision or accumulation of provisions that may be deemed to be unconscionable or against public policy; (ii) as to provisions which purport to establish evidentiary standards; (iii) as to provisions relating to venue, governing law, disclaimers or liability limitations with respect to third parties; (iv) as to any anti-trust or state securities laws; (v) as to provisions regarding indemnification, waiver of the right to jury trial or waiver of objections to jurisdiction, each of which may be subject to limitations of public policy; (vi) as to provisions relating to waivers, waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, releases of legal or equitable rights or discharges of defenses; or (vii) provisions which purport or would operate to render ineffective any waiver or modification not in writing.

Our opinions set forth below are limited to the matters expressly set forth in this opinion letter. No opinion is to be implied or may be inferred beyond the matters expressly so stated. The opinions expressed herein are limited solely to matters involving the application of the New Jersey Business Corporation Act and the contract laws of the State of New York, and we express no opinion with respect to the laws of any other jurisdiction. The opinions expressed herein concern only the effect of laws as now in effect and are rendered as of the date hereof. We undertake no, and hereby disclaim any, obligation to revise or supplement this opinion letter should such laws be changed by legislative action, judicial decision, or otherwise after the date of this opinion letter, or if we become aware of any facts that might change the opinions expressed herein after the date of this opinion letter.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.         The Warrant has been duly authorized and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.         The Warrant Shares have been duly authorized and upon issuance in connection with the exercise of the Warrant in accordance with the terms thereof, including payment to the Company of the exercise price for such shares in full, such Warrant Shares will be validly issued, fully paid and non-assessable.

MALIZIA SPIDI & FISCH, PC

Board of Directors

Parke Bancorp, Inc.

March 2, 2009

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus included therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Malizia Spidi & Fisch, PC

MALIZIA SPIDI & FISCH, PC